 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2016

DNB Financial Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Pennsylvania	1-34242	23-2222567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Brandywine Avenue, Downingtown, Pennsylvania		19335
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 269-1040

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a special meeting on February 9, 2016, the Benefits and Compensation Committee (the “Committee”) of the Board of Directors of DNB Financial Corporation (the “Registrant” or "Company") approved a Restricted Stock Award effective February 9, 2016, under the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, for the following executive officers of the Registrant.

Name	Title	Restricted Shares Awarded	Cliff Vesting Term

William J. Hieb	Interim Chief Executive Officer & President	2,000	3 years
Gerald F. Sopp	EVP, Chief Financial Officer & Secretary	1,000	3 years

Pursuant to the terms of Restricted Stock Award Agreements between the Registrant and each grantee, the awards are subject to cliff vesting on the earlier of a change in control of the Registrant (as defined in the award agreement) or the expiration of 3 years for certain officers as noted above, but vesting is conditioned upon continued employment with the Registrant and/or DNB First, National Association (the “Bank”) prior to the issuance of such plan shares.

The award agreements further provide that, upon vesting and issuance of the plan shares, the grantee may elect to pay withholding taxes on the award in cash or by electing to apply some of the awarded shares at their fair market value, or both. The Grantee is also not permitted to sell, assign, pledge gift, encumber or otherwise dispose of any of the transferred shares for two (2) years from the vesting date. The agreement is in the Company's standard form for restricted stock awards.

At this same meeting on February 9, 2016, the Committee also approved an increase in the base salary of William J. Hieb, who was appointed by the Board of Directors on January 13, 2016, to serve as the Company’s Interim Chief Executive Officer & President. Mr. Hieb's base salary was increased from $235,000 to $285,000 per annum. This salary increase is effective as of February 15, 2016. Mr. Hieb was formerly the Company’s President and Chief Risk & Credit Officer.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DNB Financial Corporation

February 12, 2016	By:	/s/ Gerald F. Sopp
Name: Gerald F. Sopp
Title: Chief Financial Officer and Executive Vice President

Exhibit Index

None